Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-289334

Prospectus Supplement No. 1

(to the Prospectus dated December 18, 2025)

Osprey Bitcoin Trust

This prospectus supplement (“Supplement No. 1”) supplements and amends the prospectus dated December 18, 2025 (the “Prospectus”), for Osprey Bitcoin Trust (the “Trust”). Supplement No. 1 is being filed to update the Cash Order Cutoff Time, as defined therein, from 6:00 p.m. ET on the Business Day prior to the trade date to 5:30 p.m. ET on the Business Day prior to the trade date. Supplement No. 1 should be read together with the Prospectus.

Investing in the Shares involves significant risks. You should carefully consider the “Risk Factors” starting on page 14 of the Prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered in this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Trust is not an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Sponsor is not registered with the SEC as an investment adviser and is not subject to regulation by the SEC, as such, in connection with its activities with respect to the Trust. The Trust is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”), and the Sponsor is not subject to regulation by the Commodity Futures Trading Commission (the “CFTC”) as a commodity pool operator or a commodity trading advisor with respect to the Trust.

The Shares are not interests in nor obligations of any of the Sponsor, the Trustee, the Trust Administrator, the Cash Custodian, the Bitcoin Custodian or their respective affiliates. The Shares are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

The date of this Prospectus Supplement No. 1 is January 12, 2026.